Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact: Lance Latham, (937) 644-7313
September 7, 2012

ScottsMiracle-Gro Enters into Settlement Agreements with the U.S. Department of Justice and the U.S. Environmental Protection Agency

MARYSVILLE, Ohio (September 7, 2012) – The Scotts Miracle-Gro Company (NYSE: SMG) today finalized settlement agreements with the U.S. Department of Justice (DOJ) and the U.S. Environmental Protection Agency (EPA) related to certain company products distributed and sold through 2009.

Following a Friday afternoon hearing in U.S. District Court in Columbus, Ohio, ScottsMiracle-Gro Chairman and CEO Jim Hagedorn said the DOJ’s investigation identified conduct that was not consistent with the company’s core values, but ultimately resulted in improvements to the company’s regulatory compliance programs.

“As we reach closure on these issues, it’s important for all of our stakeholders to know that we have learned a lot from these events and that new people and processes have been put in place to prevent them from happening again,” Hagedorn said. “Our consumers are at the heart of our business, and I hope they’ll see our openness, cooperation, and acceptance of responsibility are all a part of our commitment to provide products they can trust and rely upon.”

In 2008, the company conducted a voluntary recall of its wild bird food products when it discovered that they had been treated with a pest control product not authorized for use on wild bird food. The company also voluntarily disclosed the matter to the government. Later that same year, in an unrelated matter, the company recalled several additional lawn and garden products after it was discovered by the EPA that a former associate had created fraudulent documentation that allowed them – which were safe to use as directed and did not harm consumers or the environment – to be sold without proper approval from the agency.

The former associate has pleaded guilty to federal crimes related to these activities and awaits sentencing. She has repeatedly acknowledged to law enforcement authorities that she acted alone.

On Friday, U.S. District Judge James L. Graham accepted the company’s plea agreement related to misdemeanor charges associated with product registration issues and wild bird food products. That agreement includes a fine of $4 million, with $500,000 in community service.

“While no one else in the company knew about the illegal activities of one of our associates, the company nonetheless bears the responsibility for her actions, and for that we apologize,” Hagedorn said.

Separately, the company entered into a civil administrative agreement and agreed to pay a fine of $6.05 million related to some of the company’s product registration records. While the company stressed that the agreement neither admits nor denies the allegations, it believes concluding the matter is in the best interest of the company, its shareholders and its associates.

“In both the civil and criminal cases we have fully cooperated with the government and have accepted responsibility for these events,” Hagedorn said. “This has been a difficult time for us and we are glad to have put it behind us. I want to thank our associates who committed themselves to resolving this matter and I also want to thank both the EPA and DOJ for the professional way in which they handled it.”

ScottsMiracle-Gro has posted an open letter from Mr. Hagedorn on its website, www.scottsmiraclegro.com, that provides additional context around both the criminal and civil matters and also addresses the company’s efforts to prevent a repeat occurrence.

In addition to the fines, the company also committed in the settlements to provide funding for several important environmental projects. It will provide $100,000 each to the Ohio Audubon’s Important Bird Area Program, the Ohio Department of Natural Resources’ Urban Forestry Program, the Columbus Metro-Parks Bird Habitat Enhancement Program, the Cornell University Ornithology Laboratory, and the Nature Conservancy of Ohio. Additionally, the company committed to provide at least $2 million in funds to acquire, restore, and conserve over 300 acres of land throughout Ohio in association with the Black Swamp Conservancy.*

* The Scotts Miracle-Gro Company undertook these projects as part of a settlement of the United States Environmental Protection Agency’s enforcement action against it for alleged violations of Sections 12(a)(1)(A), (B), (C) and (E) of FIFRA, 7 U.S.C. § 136j(a)(1)(A),(B), (C) and (E).

About ScottsMiracle-Gro
With approximately $3 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world's largest marketer of branded consumer products for lawn and garden care.  The Company's brands are the most recognized in the industry.  In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto.  In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business.  In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.